Exhibit 23.3




                   CONSENT OF INDEPENDENT AUDITORS




The Board of Directors
TV Guide, Inc.:





     We consent to the incorporation by reference in the registration statements (No. 33-72272, No. 333-2866 and No. 333-2978) on Form S-8 of
TV Guide, Inc. (formerly United Video Satellite Group, Inc.) of (a) our report relating to the Netlink Wholesale Division combined statements of operations and combined equity and cash flows for the year ended December 31, 1996, and (b) our report relating to the Netlink USA, Retail Division statements of operations and accumulated deficit and cash flows for the period from January 25, 1996 to March 31, 1996, which reports are included in the December 31, 1998 Annual Report on Form 10-K of TV Guide, Inc.




                                     KPMG LLP


Denver, Colorado
March 31, 1999


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